CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of PIMCO Equity Series VIT (the “Trust”) of our report dated February 20, 2019, relating to the financial statements and financial highlights, which appears in PIMCO StocksPLUS® Global Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us on the cover page of the Statement of Additional Information and under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Kansas City, Missouri

April 29, 2019